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                                                                EXHIBIT 99(c)(4)

                                                                EXECUTION COPY



                              EMPLOYMENT AGREEMENT

          Employment Agreement (this "Agreement") dated as of February 19, 1999 between Denis R. Brown (the "Executive"), PINKERTON'S INC. and PINKERTON MANAGEMENT CORPORATION (together the "Company"), and SECURITAS AB (the "Parent Company").

          WHEREAS, the Company and Parent Company desire to employ the Executive as the Company's President and Chief Executive Officer, and the Executive desires to accept such employment, for the term and upon the other conditions set forth below;

          WHEREAS, this Agreement shall be effective from and after the occurrence of the Effective Date, as hereinafter defined in Section 2.4;

          NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive, Company and Parent Company agree as follows:

                                  ARTICLE I.
                                  EMPLOYMENT

          Section 1.1.  Position; Term; Responsibilities
                        --------------------------------

          The Company shall employ the Executive as its President and Chief Executive Officer for a term commencing on the Effective Date and ending on the third anniversary of the Effective Date. The term during which the Executive is to be employed by the Company under this Agreement is hereinafter referred to as the "Employment Period." The Executive shall report directly to the Board of Directors of the Company (the "Board") and to the President and Chief Executive Officer of the Parent Company. The Executive shall have the responsibility and authority for the formulation and execution of corporate policy and the administration of corporate affairs and operations of the Company, and such other responsibilities and authorities as are customarily exercisable by the chief executive officer of a major corporation which is a non-public separate operating entity of a public company. The Parent Company currently contemplates that the Company will be maintained by the Parent Company as a separate operating entity responsible for all operations in North America, South America, Asia and worldwide investigations, subject to changes determined by the Parent Company in the event of future acquisitions or sales of businesses. The Executive shall also perform such other executive and administrative duties (not inconsistent with the positions of president and chief executive officer) on behalf of the Company, its subsidiaries and affiliates (collectively, the "Company"), as may from time to
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time be authorized or directed by the President and Chief Executive Officer of the Parent Company. The Executive shall also serve as a member of Group Management of the Parent Company during the Employment Period, and the Parent Company agrees to use its best efforts to cause the Executive to be elected to serve as a member of the Board of Directors of the Parent Company during the Employment Period. The Executive agrees to remain employed by the Company in all such capacities for the Employment Period, subject to all of the covenants and conditions hereinafter set forth.

     Section 1.2.  Duties.  During the Employment Period, the Executive shall
                   ------
perform faithfully the duties assigned to him hereunder to the best of his abilities and devote his full and undivided business time and attention to the transaction of the Company's businesses and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him. To the extent not substantially interfering with the performance of his responsibilities under this Agreement and to the extent consistent with current Board policy on February 1, 1999, the Executive may continue to devote time to civic, professional and charitable activities and continue to serve on the board of directors of other companies, and shall not engage in any other business activities except with the prior written approval of the President and Chief Executive Officer of the Parent Company.

                                  ARTICLE II.
                                 COMPENSATION

          Section 2.1.  Base Salary.  As compensation for the Executive's
                        -----------
services hereunder, the Company shall pay to the Executive during the Employment Period an annual salary of $705,495, subject to an agreed normal annual increase in February, 1999, payable in installments in accordance with the Company's normal payment schedule for its senior management. The Company shall conduct an annual review of the Executive's performance and current Base Salary and, in its discretion, may increase the Executive's annual base salary in any year during the Employment Period. The Executive's annual salary in effect from time to time under this Section 2.1 is hereinafter referred to as "Base Salary."

          Section 2.2.  Annual Incentive Compensation.
                        -----------------------------

          (A)  Formula for Determining.  In addition to his Base Salary, the
               -----------------------
Executive shall be eligible to receive as annual incentive compensation ("Annual Incentive Compensation"), in respect of each fiscal year of the Company or portion thereof included within the Employment Period, a cash bonus determined as follows:

          (i) 1999 - The Executive shall be eligible to receive Annual Incentive Compensation determined in accordance with the

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1999 Annual Incentive Program set forth in Appendix A hereto (the "1999 Program.


          (ii) Subsequent Fiscal Years - The President and Chief Executive Officer of the Parent Company, after consultation with the Executive, shall establish annually an Annual Incentive Compensation program (similar to the 1999 Program) which shall provide the Executive with a target annual bonus opportunity percentage equal to 60% of his Base Salary and a maximum annual bonus opportunity percentage equal to 200% of his target annual bonus. The Executive shall be eligible to receive a pro-rated bonus determined under the program for the fiscal year in which he terminates employment (based on the number of days from the beginning of the fiscal year through the date of termination, divided by 365), which shall be paid at the time such bonuses are normally payable, based on actual results for the completed fiscal year. The Executive shall be entitled to receive not less than his target Annual Incentive Compensation for all fiscal years of the Company during the Employment Period which end after a future Change in Control (as defined in Section 3.1(B)) of the Company or the Parent Company.

          (B)  Time of Payment.  The amount of Annual Incentive Compensation
               ---------------
earned hereunder shall be paid to the Executive as soon as reasonably practicable following the delivery to the Board of audited financial statements for the Company with respect to each completed fiscal year of the Company. The Parent Company shall cause such statements to be prepared as soon as practicable after the end of the Company's fiscal year, and in any event, the amount, if any, required to be paid for any year under this Section 2.2 shall be determined and paid not later than March 15 of the year next following the year for which the bonus is paid.

          Section 2.3.  Long-Term Incentive Compensation.
                        --------------------------------

          (A) Formula for Determining.  In addition to his Base Salary and
              -----------------------
Annual Incentive Compensation, the Executive shall be eligible to receive as long-term incentive compensation ("Long-Term Incentive Compensation"), in respect of the Company's fiscal years from 1999 through 2001, a long-term incentive cash bonus determined in accordance with the Long-Term Incentive Program set forth in Appendix B hereto. The Long-Term Incentive Program shall provide the Executive with a target long-term incentive bonus for fiscal years 1999 through 2001 equal to $1,800,000 and a maximum long-term incentive bonus for such fiscal years equal to 150% of his target amount. The Executive shall be entitled to receive not less than his target Long-Term Incentive Compensation for fiscal years 1999 through 2001 if there is a future Change in Control (as defined in Section 3.1(B)) of the Company or Parent Company prior to December 31, 2001.

          (B)  Time of Payment.  The amount of Long-Term Incentive Compensation
               ---------------
earned hereunder for fiscal years 1999

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through 2001 shall be paid to the Executive as soon as reasonably practicable following delivery to the Board of audited financial statements for the Company's fiscal year that ends in December, 2001. The Parent Company shall cause such statements to be prepared as soon as practicable after the end of the Company's fiscal year which ends in 2001 and in any event, the amount, if any, required to be paid under Section 2.3 shall be determined and paid not later than March 15, 2002.

          Section 2.4.  Supplemental Retirement Income Plan.  The Executive's
                        -----------------------------------
Benefit under Section 4.1 of the Company's Supplemental Retirement Income Plan, as amended, and related Appendices I and II, which were furnished to Parent Company prior to January 23, 1999 (together, the "Retirement Plan"), commencing upon the Executive's Normal Retirement Age in the Normal Benefit Form, shall be fifty-two and one-half percent (52.5%) of his Final Average Monthly Compensation, and such Benefit shall be fully accrued and 100% Vested, effective upon the Effective Date (as defined below), notwithstanding any contrary provision of the Retirement Plan or of the Appendices. The Final Average Monthly Compensation which is used to calculate the Executive's Benefit shall in no event be less than it would have been if the Executive had terminated employment on the Effective Date (or not less than $77,233.51). The terms "Benefit", "Final Average Monthly Compensation", Normal Benefit Form, Normal Retirement Age and "Vested" shall have the meanings set forth in the Retirement Plan. The "Effective Date" shall mean the time that the Purchaser or the Parent purchases any of the Shares of the Company pursuant to the Offer, as such terms are defined in the Agreement and Plan of Merger among Target (herein the "Company"), Parent (herein the "Parent Company") and Purchaser (a wholly-owned subsidiary of the Parent Company) dated as of the same date hereof (the "Merger Agreement"). Except as provided in this Section 2.4, the Executive's Benefit shall be calculated and paid in accordance with the terms and conditions of the Retirement Plan. The Retirement Plan shall automatically be amended to reflect the provisions of this Section 2.4, effective as of the Effective Date, without further action of the Company or the Executive.

          Section 2.5.  Incapacity.  If at any time during the Employment Period
                        ----------
the Executive is unable to perform fully his duties hereunder by reasons of illness, accident or other disability (as confirmed by competent medical evidence acceptable to a licensed physician selected by the Company) (hereinafter "incapacity"), during the first six months of such incapacity he shall be entitled to receive Base Salary and shall continue to be considered as actively employed for purposes of determining his eligibility for target Annual and Long-Term Incentive Compensation determined in accordance with Sections 2.1,
2.2 and 2.3. If the Executive shall resume the full performance of his duties hereunder following any period of incapacity, he shall thereafter be entitled to receive Base Salary and Annual and Long-Term Incentive Compensation as provided in Sections 2.1, 2.2

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and 2.3. Notwithstanding the foregoing provisions of this Section 2.5, the amounts payable to the Executive under this Section 2.5 shall be reduced by any amounts received by the Executive with respect to any such incapacity pursuant to any insurance policy, plan or other employee benefit provided to the Executive and paid for or reimbursed by the Company. During any period of incapacity in which the Executive does not receive Base Salary and Annual Incentive Compensation, the Company will make available to the Executive until his 65th Birthday disability benefits payable to the Executive aggregating at least $300,000 per annum, payable in installments substantially in accordance with the Company's normal salary payment schedule for its senior management. The amount of disability benefits payable to the Executive shall be satisfied under the Company's group disability insurance policy or other individual disability insurance, if necessary. The Company shall pay the premium on any such individual disability insurance policy. Any termination of the Executive's employment during the Employment Period as a result of the Executive's incapacity which results in his qualification for benefits under the Company's long-term disability program covering the Executive shall be a qualifying termination of employment under Section 3.2, and the Executive shall be entitled to receive the payments specified in Section 3.2, less any disability benefits provided through Company-provided disability benefits.

          Section 2.6.  Other Employee Benefits.  The Company shall pay
                        -----------------------
directly, or shall reimburse the Executive for, reasonable expenses up to a maximum of $4,000 in any year in connection with (i) financial and estate planning advice and (ii) the preparation of a federal and state income tax returns. The Company shall also advance the initiation fee (unless heretofore paid) and pay the annual dues and assessments during the Employment Period for the Executive's membership in one country club and one luncheon club in the Los Angles area. The Executive agrees to sell any such membership and to use the proceeds of such sale (which shall be the only amount reimbursable to the Company in respect of its advance) to reimburse the Company, as soon as practicable following the termination of the Employment Period, if the rules of the club permit the sale of a membership. The Executive may also retain any such membership and repay the Company the amount of its initial advance for the initiation fee within 12 months following the termination of the Employment Period. The Executive shall also be entitled to participate in all employee benefits plans and to receive all other fringe benefits that are from time to time made generally available to senior management of the Company, including a leased automobile (equivalent to his leased automobile as of the date of this Agreement). The employee benefits made available to the Executive, other than plans described in Section 2.2 and 2.3 and plans providing for benefits in the form of, or investments in, Company stock ("Excluded Benefits"), in the aggregate shall be at least comparable in value to the employee benefits (less the Excluded Benefits) made

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available to the Executive immediately prior to the Effective Date.

          In addition to the foregoing, the Company will continue to make available to the Executive $3,000,000 of life insurance during the Employment Period. The amount of life insurance coverage shall be satisfied by aggregating the death benefits payable to the Executive's beneficiary under the Company's group insurance policy and other individual life insurance. The Company agrees to pay the annual premium on any such insurance policies up to a maximum of $10,000 per year during the Employment Period. The Company also agrees to pay the cost of annual physical exams for the Executive.

          Section 2.7.  Expense Reimbursements.  The Company shall reimburse the
                        ----------------------
Executive for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the policies and procedures established by the Company.

                                 ARTICLE III.
                           TERMINATION OF EMPLOYMENT

          Section 3.1.  Definition of Certain Terms.  As used in this Agreement,
                        ---------------------------
the following terms shall have the respective meanings set forth below:

          (A) "Cause" means (1) a material breach by the Executive of those duties and responsibilities of the Executive which do not differ in any material respect from the duties and responsibilities of the Executive on the date of this Agreement (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or (2) the commission by the Executive of a crime involving moral turpitude.

          (B) "Change in Control" of the Company means (i) any sale or transfer of stock of the Company after which the Parent Company will no longer own, directly or indirectly, a majority of the combined voting power of outstanding securities of the Company or (ii) any sale or transfer of a majority of the assets of the Company, after which the Parent Company will no longer own, directly or indirectly, a majority of the combined voting power or other voting interests of the entity to which such assets are transferred. "Change in Control" of the Parent Company means any acquisition by any individual, entity or group of securities of the Parent Company which have a majority of the combined voting power of outstanding securities of the Parent Company.

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          (C)  "Good Reason" means, without the Executive's express written consent, the occurrence of any of the following events, unless cured by the Company or the Parent Company within a reasonable period of time after receipt of written notice from the Executive specifying such breach:

          (1) any of (i) the assignment to the Executive of duties which are materially inconsistent with the Executive's position(s), duties, responsibilities or status with the Company and Parent Company as described in
Section 1.1, (ii) a material change in the Executive's reporting responsibilities, titles or offices with the Company and Parent Company as described in Section 1.1, or (iii) any removal or involuntary termination of the Executive from the Company otherwise than as expressly permitted by this Agreement or any failure to elect or re-elect the Executive to any position with the Company if held by the Executive as of the Effective Date of this Agreement or if specifically provided for in this Agreement or to use the Parent Company's best efforts to elect or re-elect the Executive to the Parent Company's Board of Directors, or to appoint the Executive as a member of the Group Management of the Parent Company;

          (2) a reduction by the Company in the Executive's Base Salary as in effect on the Effective Date of this Agreement or as the same may be increased from time to time thereafter;

          (3) any requirement of the Company that the Executive (i) be based anywhere other than at a facility in the same metropolitan area as the facility where the Executive is located on the Effective Date of this Agreement or (ii) travel on the Company business to an extent substantially more burdensome than the level of obligations of the Executive as of the Effective Date of this Agreement (taking into account the expanded international scope of the Executive's responsibilities following the Effective Date of this Agreement); or

          (4) the failure of the Company to provide the benefits agreed to be provided under this Agreement.

          (D) "Nonqualifying Termination" means a termination of the Executive's employment (1) by the Company for Cause, (2) by the Executive for any reason other than a Good Reason, or (3) as a result of the Executive's death. Any Nonqualifying Termination shall become effective on (i) the date set forth in a written notice from the Company or the Executive (with respect to clauses (1) and (2) above) or (ii) the date of the Executive's death (with respect to clause (3) above). Termination of the Executive's employment during the Employment Period as result of the Executive's incapacity which results in his qualification for benefits under the Company's long-term disability program covering the Executive shall be a qualifying termination of employment under
Section 3.2.

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          Section 3.2.  Qualifying Termination During Employment Period.  If
                        -----------------------------------------------
during the Employment Period the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, the Company shall pay to the Executive (or the Executive's beneficiary or estate) within 30 days following the date upon which the Executive's employment is terminated, as compensation for services rendered to the Company:

          (1) a cash amount equal to the sum of the Executive's Base Salary earned through such date of termination, to the extent not theretofore paid, and the Executive's Annual Incentive Compensation, to the extent not theretofore paid, for fiscal years ending prior to the date of termination; and

          (2) a lump-sum cash payment in an amount equal to the sum of the Executive's (x) Base Salary plus target Annual Incentive Compensation for the balance of the Employment Period (including the target Annual Incentive Compensation for the entire fiscal year in which the Executive's employment is terminated, but prorated as described in Section 2.2(A)(ii) with respect to fiscal year 2002) plus (y) target Long-term Incentive Compensation for fiscal years 1999 through 2001, each as in effect on such date of termination; provided, however, that (A) if the Executive's employment is terminated by the Executive for Good Reason during the Employment Period, the amount, if any, payable with respect to Annual and Long-Term Incentive Compensation shall be calculated on the basis of actual performance and paid as soon as practicable after the Company's performance has been established, (B) if the Executive's employment is terminated by the Company without Cause during the Employment Period, the amount payable with respect to Annual and Long-Term Incentive Compensation shall be based on target Annual Incentive Compensation for the balance of the Employment Period (including the entire fiscal year in which the Executive's employment is terminated, but prorated as described in Section 2.2(A)(ii) with respect to fiscal year 2002) and target Long-Term Incentive Compensation for fiscal years 1999 through 2001, each as in effect on the date of termination, such amount to be paid in a cash lump sum within 30 days of the date of termination, and (C) any amount paid pursuant to this Section shall be paid in lieu of all other severance, salary or bonus continuation, and Annual or Long-Term Incentive Compensation to be received by the Executive upon termination of employment of the Executive under any plan, policy or arrangement of the Company. In addition, the Executive shall be entitled to receive his fully accrued and 100% Vested Benefit commencing on the date determined under the Retirement Plan, as provided in Section 2.4, and shall be entitled to receive other employee benefits, as provided in Section 2.6, for the balance of the Employment Period.

          Section 3.3.  Nonqualifying Termination During Employment Period.  If
                        --------------------------------------------------
the Executive's employment is terminated during the Employment Period due to a Nonqualifying Termination, the Executive shall be entitled to receive his Base Salary earned

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through the date of termination, any Annual Incentive Compensation earned for the fiscal year preceding the date of termination, to the extent not theretofore paid, and a pro-rata portion of the Executive's Annual Incentive Compensation for the fiscal year in which the Executive's employment is terminated, based on the number of days from the beginning of the fiscal year through the date of termination, divided by 365, based on the extent to which annual incentive targets are met, such amount, if any, to be determined and paid not later than March 15 of the year next following the year for which the Annual Incentive Compensation was earned, as well as his fully accrued and 100% Vested Benefit under the Retirement Plan, as provided in Section 2.4.

          Section 3.4.  Release.  All payments due under this Agreement upon
                        -------
termination of employment shall be subject to execution of a release in the form of Exhibit A annexed.

                                  ARTICLE IV.
             QUALIFYING TERMINATION OF EMPLOYMENT WITHIN 24 MONTHS
                            FOLLOWING EFFECTIVE DATE

          Section 4.1.  Termination Within 24 Months Following Effective Date.
                        -----------------------------------------------------
If, within 24 months following the Effective Date, either (A) the Company or Parent Company gives a notice of termination of the Executive's employment without Cause, (B) the employment of the Executive is terminated by the Executive, other than by (i) a Nonqualifying Termination or (ii) a Termination
           ----- ----
for Good Reason pursuant to Section 3.1(C)(1)(i) or (ii), after the Company or the Parent Company has offered to assign the Executive other responsibilities and to appoint or otherwise permit the Executive to continue his service on the Board of Directors of the Parent Company (subject to continued election by shareholders), in each case for the balance of the Employment Period, or (C) the Company or Parent Company takes any action which would constitute Good Reason, but the Executive declines to terminate his employment and continues to perform the services which are assigned to him, and if any payments or benefits which are payable to the Executive are deemed because of such action by the Company or Parent Company to constitute "parachute payments" (as defined below), then in any such event the Company shall pay to the Executive, in addition to amounts payable under any other provision of this Agreement, the following additional amounts:

          (A)  Gross-Up Payments for Excise Taxes.  In the event that the
               ----------------------------------
payments or benefits provided for in this Agreement or otherwise payable to the Executive (either before or after the date of this Agreement) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") (or comparable provisions of applicable state laws) and will be subject to the excise tax imposed by Section 4999 of the Code (or comparable provisions of applicable state laws), then the Company shall pay to the Executive or to relevant tax authorities (i) an amount sufficient to satisfy such

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excise tax, and (ii) an additional amount sufficient to pay the excise tax and all taxes (including, but not limited to, federal and state income and employment taxes) arising from the payments made by the Company to the Executive or to relevant tax authorities pursuant to this sentence (collectively, the "Gross-Up Payments"). All determinations of the Executive's excise tax liability shall be made in writing by PricewaterhouseCoopers LLP (the "Accountants"). For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code (or comparable provisions of applicable state laws). The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all fees and costs the Accountants may reasonably charge or incur in connection with any calculations contemplated by this Section. The Company further agrees that, if at any time any tax authority determines that a greater excise tax liability is due than the amount which is determined by the Accountants, the Executive shall receive a further payment from the Company, or the Company shall pay to the relevant tax authorities, an additional amount sufficient to pay such additional excise tax liability and all taxes (including, but not limited to, federal and state income and employment taxes) arising from such further payment. The Executive further agrees that if at any time it is determined, by IRS ruling or otherwise, that, with regard to tax liabilities described in this paragraph, less or no tax is due, then the Executive agrees to cooperate fully with the Company and the Accountants to apply for a refund or to claim a credit against his other tax liability for any such taxes which were previously paid and to promptly pay to the Company any such refunds which he receives or any such credits which he actually utilizes to reduce his other tax liabilities (net of any additional taxes which are payable by him on account of receipt of such refund or claim of such credit); and to repay to the Company any Gross-Up Payments which he received to cover any such taxes which have not yet been paid (net of any adverse tax effect upon the Executive on account of receipt of the Gross-Up Payments in one calendar year and refund of such amounts in a subsequent calendar year); provided that the Company shall hold the Executive harmless against all costs and expenses incurred in obtaining such refund or in confirming the right to claim such credit.

                                   ARTICLE V.
               INCOMPATIBLE ACTIVITIES, CONFIDENTIAL INFORMATION

          Section 5.1.  Incompatible Activities.  During the Employment Period
                        -----------------------
and for a period of one year thereafter, the Executive:

          (A) shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or the NASDAQ National Market System), director, officer, employee or otherwise, in competition with (1) the businesses conducted at the date hereof by the Company or Parent Company or (2) any business in which the Company or Parent Company is substantially engaged at any time during the Employment Period;

          (B) shall not solicit, directly or indirectly, either alone or through any person with whom the Executive is affiliated, in competition with the Company or Parent Company, any person who is a customer of the businesses conducted by the Company or Parent Company at the date hereof or of any business in which the Company or Parent Company is substantially engaged at any time during the Employment Period; and

          (C) shall not, directly or indirectly, either alone or through any person with whom the Executive is affiliated, induce or attempt to persuade any employee of the Company or Parent Company to terminate his or her employment relationship in order to enter into competitive employment, or hire any such person within six months of his termination of employment from the Company.

          Section 5.2. Trade Secrets.  The Executive shall not, at any time
                       -------------
during the Employment Period or thereafter, make use of or divulge any trade secrets or other confidential information of the Company or Parent Company, except to the extent that such information becomes a matter of public record, is published in a newspaper, magazine or other periodical available to the general public, in each case, without unauthorized disclosure by the Executive, or as the Company may so authorize in writing; and when the Executive shall cease to be employed by the Company, the Executive shall surrender to the Company all records and other documents obtained by him or entrusted to him during the course of his employment hereunder (together with all copies thereof) which pertain specifically to any of the businesses covered by the covenants in
Section 5.1 or which were paid for by the Company.

          Section 5.3.  Scope of Covenants; Remedies.  The following provisions
                        ----------------------------
shall apply to the covenants of the Executive contained in Sections 5.1 and 5.2;

          (A) the covenants contained in Section 5.1 shall apply within all the territories in which the Company is actively engaged in the conduct of business during the Employment Period, including, without limitation, the territories in which customers are then being solicited;

          (B) the Executive confirms and acknowledges that (i) he was represented by counsel of his own choosing during the

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negotiation of the limitations set forth in this Article V, (ii) his strict adherence to the limitations imposed upon him was a material factor in Parent Company's entering into the Merger Agreement and consummating the transactions contemplated thereby, and agreeing to pay the Executive the cash and other compensation called for in this Agreement, (iii) the Company's ability to maintain continuing relationships with its employees without disruption was a material factor in Parent Company's entering into the Merger Agreement and agreeing to consummate the transactions contemplated thereby, (iv) his failure to adhere to the obligations imposed by this Article V will expose Parent Company to substantial and irreparable harm. Accordingly, the Executive agrees that the remedy at law for any breach by him of the covenants and agreements set forth in this Article V may be inadequate and that in the event of any such breach, the Company may, in addition to the other remedies that may be available to it at law, seek injunctive relief prohibiting him (together with all those persons associated with him) from breach of such covenants and agreements;

          (C) each party intends and agrees that if in any action before any court or agency legally empowered to enforce the covenants contained in Sections
5.1 and 5.2 any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency; and

          (D) the covenants contained in Sections 5.1 and 5.2 shall survive the conclusion of the Executive's employment by the Company.

                                  ARTICLE VI.
                                 MISCELLANEOUS

          Section 6.1.  Agreement to Defend and Indemnify; Officers and
                        -----------------------------------------------
Directors Liability Insurance.  The Company shall indemnify, hold harmless and
-----------------------------
defend the Executive, and shall maintain officers and directors liability insurance covering the Executive, subject to the provisions and for the period specified in Section 6.8 of the Merger Agreement (as defined in Section 2.4 hereof). This section 6.1 shall survive the end of the Employment Period and shall remain in effect for the period specified in Section 6.8 of the Merger Agreement.

          Section 6.2.  Services as Officer or Director.  Promptly following the
                        -------------------------------
commencement of, and at all times during, the Employment Period, the Executive shall be entitled to be nominated for election as a director of the Company. If elected or appointed, the Executive shall serve as a director of the Company and as an officer and/or director of all current and future subsidiaries and affiliates of the Company without any additional compensation for such services.

          Section 6.3.  Key-Person Insurance.  The Executive shall aid the
                        --------------------
Company in procuring any life, health, accident, disability or other insurance which the Company should at any time apply for in its own name and at its own expense to insure the Company's obligations hereunder, by submitting to the usual and customary medical examinations and by completing, executing and delivering such applications and other instruments in writing as may be reasonably required by any insurance company or companies.

          Section 6.4. Notices.  Any notice or request required or permitted to
                       -------
be given hereunder shall be in writing and shall be made by hand delivery, first-class mail (registered or certified, return receipt requested), telecopier or overnight courier guaranteeing next business day delivery to the relevant address set forth in the signature blocks below or to any other address designated by either party by notice similarly given. Each such notice shall be deemed to have been given, at the time delivered, if personally delivered or mailed (with sufficient postage prepaid); when receipt is acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next business day delivery.

          Section 6.5.  Assignment and Succession.  The rights and obligations
                        -------------------------
of the Company and Parent Company under this Agreement shall inure to the benefit of and be binding upon their successors and assigns, and the Executive's rights and obligations hereunder shall inure to the benefit of and be binding upon his estate, legal representatives and guardians.

          Section 6.6.  Headings.  The Article, Section, paragraph and
                        --------
subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

          Section 6.7.  Joint Employment; Guaranty by Parent Company.
                        --------------------------------------------
Pinkerton's Inc. ("Pinkerton") has a wholly owned subsidiary, Pinkerton Management Corporation (f.k.a. District Security) ("PMC") for the purpose of employing all of the employees located at Pinkerton world headquarters, and the Executive shall be jointly employed by Pinkerton and PMC under the terms and conditions set forth in this Agreement. Pinkerton and PMC shall be jointly and severally liable for satisfying any obligation that Company may have under this Agreement. Parent Company irrevocably, absolutely and unconditionally guarantees to the Executive the full and timely performance of the Company's financial obligations pursuant to this Agreement. This guaranty is a payment guaranty and not a guaranty of collection. Parent Company waives any right to require the Executive to file suit and proceed against the Company.

          Section 6.8.  Payment of Professional Fees.  The Company shall pay the
                        ----------------------------
professional fees incurred by the Executive in connection with entering into this Agreement.

          Section 6.9.  Entire Agreement.  This Agreement shall be effective
                        ----------------
from and after the Effective Date and sets forth the entire and final agreement and understanding of the Company, the Parent Company and the Executive and contains all of the agreements made between them with respect to the subject matter hereof. As of the Effective Date, this Agreement supersedes any and all other agreements, either oral or in writing, between the Company and the Executive with respect to the Executive's provision of services to the Company and his termination of employment therefrom. No change or modification of this Agreement shall be valid unless in writing and signed by the Company, the Parent Company and the Executive. Until this Agreement becomes effective on the Effective Date, the current employment agreement and arrangements which are in effect between the Company and the Executive shall remain in full force and effect.

          Section 6.10.  Applicable Law and Venue.  This Agreement shall at all
                         ------------------------
times be governed by and construed, interpreted and enforced in accordance with the laws of the State of California without giving effect to its choice of law rules. The parties agree that the courts of the State of California shall have jurisdiction over all disputes which arise under this Agreement or otherwise relate to the employment or termination of employment of the Executive by the Company and Parent Company. The parties further agree that the courts chosen for resolution of all such disputes shall be located in Los Angeles County, California.

          Section 6.11.  Counterparts.  This Agreement may be executed in one or
                         ------------
more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

          Section 6.12.  Waiver of Breach.  A waiver by the Company or the
                         ----------------
Parent Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive. No waiver shall be valid unless it is in writing and signed by an authorized officer of each of the Company (other than the Executive) and the Parent Company.

          Section 6.13.  Assignment.  The Executive acknowledges that the
                         ----------
services he is to render are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

          Section 6.14.  Tax Withholding.  All payments under this Agreement
                         ---------------
shall be subject to such deductions or withholdings for all taxes and other purposes as shall at the time of such payment be required by applicable law.

          IN WITNESS WHEREOF, the Company and Parent Company have caused this Agreement to be signed by their duly authorized officers, and the Executive has signed this Agreement as of the day and year first above written.



COMPANY:                                   PINKERTON'S, INC.
                                           World Support Center
                                           4330 Park Terrace Drive
                                           Westlake Village, CA  91361

                                           BY: /s/ C. Michael Carter
                                               -----------------------------

                                           PINKERTON MANAGEMENT CORPORATION
                                           World Support Center
                                           4330 Park Terrace Drive
                                           Westlake Village, CA  91361

                                           BY: /s/ C. Michael Carter
                                               ------------------------------

PARENT COMPANY:                            SECURITAS AB
                                           Box 12307
                                           5-102 28
                                           Stockholm, Sweden

                                           BY: /s/ Thomas Berglund
                                               ------------------------------

EXECUTIVE:                                 Denis R. Brown
                                           5857 De Butts Terrace
                                           Malibu, CA  90265

                                           BY: /s/ Denis R. Brown
                                               ------------------------------

                                   EXHIBIT A
                        SEPARATION AND RELEASE AGREEMENT

     This Separation and Release Agreement ("Agreement") is entered into as of this ___ day of ___________, between [Company] and any successor thereto (collectively, the "Company") and [Executive] (the "Executive").

     The Executive and the Company agree as follows:

1. The employment relationship between the Executive and the Company terminated on ____________ (the "Termination Date").

2. In accordance with the Employment Agreement between the Company and Executive dated as of February 19, 1999, as amended (the "Employment Agreement"), the Company has agreed to pay the Executive certain payments and to make certain benefits available after the Termination Date, which are listed on Schedule A annexed hereto.

3. The Company agrees to continue to be bound by Article IV and Sections 6.1 and 6.7 of the Employment Agreement.

4. In consideration of the above, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive's heirs, executors and assigns, hereby releases and forever discharges the Company and its, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Executive may have arising from or relating to the Executive's employment or termination from employment with the Company, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state, or local laws against discrimination; or any other federal, state or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Executive's employment with or resignation or termination from the Company. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"). The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA. In addition, the ADEA provides the Executive with at least 21 days to decide whether to waive claims under ADEA and seven days after the Executive signs the Agreement to revoke that waiver. This release does not release the Company from any obligations due to the Executive under the Company's Supplemental Retirement Income Plan, as amended by the Employment Agreement, or under this Agreement.

5. This Agreement is not an admission by either the Executive or the Company of any wrongdoing or liability.

6. The Executive waives any right to reinstatement or future employment with the Company following the Executive's separation from the Company on the Termination Date.

7. The Executive agrees not to engage in any act after execution of the Separation and Release Agreement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or employees, provided this paragraph shall not extend the limitation on "incompatible activities" which is contained in
Section 5.1 of the Employment Agreement. The Company further agrees that it will engage in no act which is intended, or may reasonably be expected to harm the reputation, business or prospects of the Executive. This paragraph shall not prohibit either party from cooperating with government agencies.

8. The Executive shall continue to be bound by Article V of the Employment Agreement.

9. The Executive shall promptly return all the Company property in the Executive's possession, including, but not limited to, the Company keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records or other information pertaining to the Company business.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the principles of conflict of laws. The jurisdiction and venue for any disputes arising under this Agreement shall be governed by Section 6.10 of the Employment Agreement.

11. This Agreement represents the complete agreement between the Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

12. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

13. It is further understood that for a period of 7 days following the execution of this Agreement in duplicate originals, the Executive may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired. No revocation of this Agreement by the Executive shall be effective unless the Company has received within the 7-day revocation period, written notice of any revocation, all moneys received by the Executive under this Agreement and all originals and copies of this Agreement.

14. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that the Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, the Executive acknowledges that the Executive has been afforded the opportunity of at least 21 days to consider this Agreement.

     The parties to this Agreement have executed this Agreement as of the day and year first written above.


[Company]


By:___________________________________
     Name:
     Title:



______________________________________
[Executive]

                                      -3-